As filed with the Securities and Exchange Commission on May 29, 2015

Registration No. 333-192404

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Houghton Mifflin Harcourt Company

(Exact name of Registrant as specified in its charter)

Delaware	27-1566372
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

222 Berkeley Street

Boston, MA 02116

(Address, including zip code, of Registrant’s principal executive offices)

HMH Holdings (Delaware), Inc. 2012 Management Incentive Plan

(Full title of the plan)

William F. Bayers, Esq.

Executive Vice President, Secretary and General Counsel

Houghton Mifflin Harcourt Company

222 Berkeley Street

Boston, MA 02116

(617) 351-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

John C. Kennedy, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019–6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to Form S-8 Registration Statement No. 333-192404 (the “Registration Statement”), which registered an aggregate amount of 16,336,670 shares of common stock, par value $0.01 per share (“Common Stock”), of Houghton Mifflin Harcourt Company (the “Company”), is being filed in order to de-register certain securities remaining under such Registration Statement.

Under the Company’s Registration Statement, 16,336,670 shares of Common Stock were registered under the HMH Holdings (Delaware), Inc. 2012 Management Incentive Plan (the “2012 MIP”). As of May 19, 2015, the Company’s new equity compensation plan, the Houghton Mifflin Harcourt Company 2015 Omnibus Incentive Plan (the “2015 Omnibus Incentive Plan”) went into effect. Upon the 2015 Omnibus Incentive Plan going into effect, the 2,615,476 shares of Common Stock which remained available for issuance pursuant to future awards under the 2012 MIP (the “Transferred Shares”) were transferred into the 2015 Omnibus Incentive Plan and became available for issuance pursuant to future awards thereunder.

This Post-Effective Amendment is being filed to de-register the Transferred Shares from the Registration Statement. The offering of the Transferred Shares under the Registration Statement is terminated upon the filing of this Post-Effective Amendment. The Transferred Shares are expected to be re-registered under a different registration statement for shares issuable pursuant to the 2015 Omnibus Incentive Plan.

The de-registration of the Transferred Shares pursuant to this Post-Effective Amendment shall not affect the registration of any other shares which were registered under the Registration Statement. Any shares which, as of May 19, 2015, remained issuable pursuant to the conversion or exercise of outstanding awards under the 2012 MIP remain registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Houghton Mifflin Harcourt Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No.1, and has duly caused this Post-Effective Amendment No.1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 29th day of May, 2015.

HOUGHTON MIFFLIN HARCOURT COMPANY

By:	/s/ William F. Bayers
	Name:	William F. Bayers
	Title:	Executive Vice President, Secretary and General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed below on May 29, 2015, by the following persons in the capacities indicated.

Signature	Title

* Linda K. Zecher	President, Chief Executive Officer and Director (Principal Executive Officer)

* Eric L. Shuman	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Michael Dolan	Senior Vice President and Corporate Controller (Principal Accounting Officer)

* Lawrence K. Fish	Director and Chairman of the Board of Directors

* John R. McKernan, Jr.	Director

* John F. Killian	Director

* L. Gordon Crovitz	Director

* Jill A. Greenthal	Director

* E. Rogers Novak, Jr.	Director

* Jonathan F. Miller	Director

*By:	/s/ William F. Bayers
William F. Bayers Attorney-in-fact

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